Exhibit 99.1

FOR IMMEDIATE RELEASE
NEWS RELEASE
	Contacts:	Steven J. Janusek
Executive Vice President & CFO sjanusek@reddyice.com 800-683-4423

REDDY ICE REPORTS THIRD QUARTER

AND NINE MONTHS 2005 RESULTS

NOVEMBER 1, 2005 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ), today reported financial results for the third quarter and nine months ended September 30, 2005.

Revenues for the third quarter of 2005 were $126.6 million, compared to $106.5 million in the same quarter of 2004.  The Company’s net loss available to common stockholders was $3.1 million in the third quarter of 2005, compared to net income available to common stockholders of $13.2 million in the third quarter of 2004.  Net loss per diluted share was $0.17 in the third quarter of 2005 compared to earnings per diluted share of $0.92 in the third quarter of 2004.  Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items, was $45.2 million in the third quarter of 2005, compared to $39.3 million in the third quarter of 2004.  Available Cash generated in the third quarter of 2005 was $39.0 million.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss) and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

The results for the third quarter of 2005 include $6.2 million of expenses associated with the Company’s recent initial public offering and related transactions and a $28.1 million loss on extinguishment of debt related to the redemption of the Company’s
8 7/8% senior subordinated notes and the refinancing of its bank credit facility.  The loss on extinguishment of debt was due to tender premiums and consent fees paid to the holders of the subordinated notes ($17.3 million), the write-off of deferred debt costs and original issue discount ($10.6 million) and other fees and expenses ($0.2 million).

“This year’s third quarter was unique,” commented Chairman and Chief Executive Officer William P. Brick.  “Better than average weather conditions in most of our markets, combined with Hurricanes Katrina and Rita, resulted in significant increases in product demand.   At the same time, we experienced increased energy costs with respect to fuel and plastic bags.”

Revenues in the first nine months of 2005 were $258.9 million, compared to $232.4 million in the same period of 2004.  The Company’s net loss available to common stockholders was $7.9 million in the first nine months of 2005, compared to net income available to common stockholders of $10.6 million in the first nine months of 2004.  Net loss per diluted share was

$0.52 in the first nine months of 2005 compared to earnings per diluted share of $0.74 in the first nine months of  2004.  Adjusted EBITDA was $75.6 million for the first nine months of 2005, compared to $70.4 million for the same period in 2004.

The results for the first nine months of 2005 include $6.2 million of expenses associated with the Company’s recent initial public offering and related transactions and a $28.1 million loss on extinguishment of debt related to the redemption of the Company’s 8 7/8% senior subordinated notes and the refinancing of its bank credit facility.  Also included is a $5.7 million non-cash goodwill impairment charge related to the Company’s non-ice business segment.

During the third quarter and first nine months of 2005, Reddy Ice completed two acquisitions and the purchase of leased real estate for an aggregate cash purchase price of approximately $3.4 million.  Annual revenue and Adjusted EBITDA associated with these acquisitions is approximately $0.9 million and $0.6 million, respectively.  “Although our acquisitions thus far in 2005 have been limited by our IPO process, the acquisitions closed in the third quarter are indicative of the opportunities that are available in the marketplace.  We will continue to evaluate these opportunities in the future,” commented Mr. Brick.

During the third quarter of 2005, the company recorded a loss on extinguishment of debt of $0.1 million in connection with the payment of $0.4 million to purchase and retire 10 1/2 % Senior Discount Notes with an aggregate principal amount at maturity of $0.5 million.

OUTLOOK

The following statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential impact of any mergers, acquisitions or other business combinations, or divestitures that may be completed after November 1, 2005.  The projections for the fourth quarter of 2005 include the effects of the acquisitions completed through the date of this press release.

Management expects revenues for the fourth quarter of 2005 to range between $53 million and $58 million and net loss available to common stockholders to range from $5.5 million to $2.8 million.  Diluted net loss per share is expected to be $0.26 to $0.13.  Adjusted EBITDA for the fourth quarter is expected to in the range of $7 million to $10 million, as compared to $8.0 million in the fourth quarter of 2004.  Available Cash, as defined in the Company’s credit agreement, is expected to range from $0.3 million to $5.4 million for the fourth quarter of 2005.

Management continues to expect capital expenditures for the full year 2005 to range between $17.5 million and $18.5 million and dispositions to total $2.0 million to $2.5 million, for net capital expenditures of $15.0 million to $16.5 million.

CONFERENCE CALL

Reddy Ice has scheduled a conference call for today, Tuesday, November 1, 2005 at 10:00 a.m. eastern time.  To participate, dial (888) 321-8161 ten minutes prior to the start time, referencing confirmation number 1508667 or the Reddy Ice conference call.  A telephonic replay will be available through November 9, 2005 and may be accessed by calling (800) 642-1687 and using the above confirmation number.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to more than 82,000 locations in 31 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

– Financial Tables Follow –

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands, except per share amounts)

Revenues	$126,562	$106,507	$258,929	$232,416
Cost of sales (excluding depreciation)	69,073	58,690	153,851	137,047
Depreciation expense related to cost of sales	4,716	4,726	14,191	13,851
Gross profit	52,773	43,091	90,887	81,518
Operating expenses	13,111	8,728	31,245	25,825
Depreciation and amortization expense	1,413	1,098	4,280	3,251
Loss on disposition of assets	804	—	991	—
Impairment of assets	—	—	5,725	—
Initial public offering and related transaction expenses	6,171	—	6,171	—
Income from operations	31,274	33,265	42,475	52,442
Other expense, net	—	12	—	12
Loss on extinguishment of debt	28,189	—	28,189	—
Interest expense	8,389	6,595	27,526	19,841
Income (loss) before income taxes	(5,304)	26,658	(13,240)	32,589
Income tax benefit (expense)	2,211	(10,130)	5,362	(12,384)
Net income (loss)	(3,093)	16,528	(7,878)	20,205
Preferred dividends	—	3,295	—	9,597
Net income (loss) available to common stockholders	$(3,093)	$13,233	$(7,878)	$10,608

Basic net income (loss) per share:
Net income (loss) available to common stockholders	$(0.17)	$0.97	$(0.52)	$0.78
Weighted average common shares outstanding	18,054	13,678	15,254	13,672

Diluted net income (loss) per share:
Net income (loss) available to common stockholders	$(0.17)	$0.92	$(0.52)	$0.74
Weighted average common shares outstanding	18,054	14,375	15,254	14,256

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

OTHER SUPPLEMENTAL INFORMATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands)

Packaged ice revenues	$119,852	$98,505	$241,665	$212,243
Other ice revenues	2,462	2,657	6,225	6,441
Total ice revenues	122,314	101,162	247,890	218,684
Non-ice revenues	4,248	5,345	11,039	13,732
Total revenues	$126,562	$106,507	$258,929	$232,416

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	September 30,	December 31,
	2005	2004
	(in thousands)

Cash and cash equivalents	$18,767	$4,478
All other current assets	61,336	36,911
Total assets	613,745	588,620

Accounts payable and accrued expenses	$36,347	$31,507
Dividends payable	4,507	—
Total current and non-current debt (including revolving facility)	350,145	437,066
Total stockholders’ equity	190,994	82,933
Total liabilities and stockholders’ equity	613,745	588,620

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED CASH FLOW DATA

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands)

Capital expenditures	$4,113	$4,569	$15,749	$12,525
Proceeds from dispositions of assets	1,495	85	1,936	2,268
Cost of purchases of leased assets	2,473	—	2,473	—
Cost of acquisitions	929	383	929	5,653

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, Reddy Ice intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  Reddy Ice evaluates operating performance based on several measures, including Adjusted EBITDA, as Reddy Ice believes it is an important measure of the operational strength of its business.   Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including its ability to pay dividends.

Adjusted EBITDA as we have presented it, may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of Reddy Ice’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.  A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands)

Net income (loss)	$(3,093)	$16,528	$(7,878)	$20,205
Depreciation expense related to costs of sales	4,716	4,726	14,191	13,851
Depreciation and amortization expense	1,413	1,098	4,280	3,251
Interest expense	8,389	6,595	27,526	19,841
Income tax (benefit) expense	(2,211)	10,130	(5,362)	12,384
EBITDA	9,214	39,077	32,757	69,532
Other non-cash charges:
Stock-based compensation expense	777	42	1,346	125
Loss on disposition of assets	804	—	991	—
Loss on extinguishment of debt	28,189	—	28,189	—
Impairment of assets	—	—	5,725	—
Terminated financing costs (a)	—	—	—	233
Monitoring fees (b)	73	172	394	475
Transaction expenses (c)	6,171	—	6,171	—
Adjusted EBITDA	$45,228	$39,291	$75,573	$70,365

(a)         Represents costs incurred in connection with a proposed financing transaction that terminated prior to consummation.

(b)        Represents the elimination of monitoring fees paid to the Company’s majority owners prior to August 12, 2005.

(c)         Represents costs incurred in connection with the Company’s initial public offering and related transactions in August 2005 and includes $0.5 million of non-cash stock-based compensation expense related to a grant of common stock to certain employees.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands)

Adjusted EBITDA	$45,228	$39,291	$75,573	$70,365
Acquisition adjustments (a)	78	1,589	167	2,136
Elimination of lease expense (b)	74	100	273	299
Pro forma adjusted EBITDA	$45,380	$40,980	$76,013	$72,800

(a)         Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before September 30, 2005.

(b)        Represents the elimination of historical lease expense resulting from the purchase of certain leased real estate in the third quarter of 2005.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating the Company’s ability to pay dividends.  Available cash for the third quarter of 2005 is calculated as follows (in thousands):

Adjusted EBITDA	$45,228
Less:
Cash interest expense (a)	3,560
Cash income tax expense	—
Capital expenditures, net of proceeds from dispositions	2,618
Principal repayments of indebtedness (b)	42
Available Cash	$39,008

(a)         As required by the Company’s credit agreement, cash interest expense is calculated on a pro forma basis as if the initial public offering of the Company’s common stock and the related transactions had all occurred on July 1, 2005.  Historical cash interest expense for the third quarter of 2005 was $5.1 million.

(b)   Excludes (i) $335.9 million of principal repayments on August 12, 2005 in connection with the refinancing of the Company’s credit facility and redemption of substantially all of the Company’s 8 7/8% senior subordinated notes, both transactions being executed in connection the Company’s initial public offering, and (ii) $0.4 million paid in the third quarter of 2005 to repurchase and retire 10 1/2% senior discount notes with an aggregate principal amount at maturity of $0.5 million.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

RECONCILIATION OF PROJECTED AND HISTORICAL NET LOSS TO

PROJECTED AND HISTORICAL ADJUSTED EBITDA

(Unaudited)

	Projected		Historical
	Three Months Ending		Three
	December 31,		Months Ended
	2005	2005	December 31,
	Lower Range	Upper Range	2004
	(in millions)		(in thousands)

Net loss	$(5.5)	$(2.8)	$(3,654)
Depreciation expense related to cost of sales	5.0	4.7	3,998
Depreciation and amortization expense	1.5	1.4	2,085
Interest expense	7.2	6.6	5,264
Income tax benefit	(2.2)	(1.1)	(1,890)
EBITDA	6.0	8.8	5,803
Other non-cash charges:
Stock-based compensation expense	1.0	1.2	177
Loss on disposition of assets	—	—	398
Monitoring fees	—	—	141
Transaction expenses	—	—	1,351
Adjusted EBITDA	$7.0	$10.0	7,870
Acquisition adjustments			12
Elimination of lease expense			100
Pro forma adjusted EBITDA			$7,982